News Release BJ Services Company

4601 Westway Park Blvd.

Houston, Texas 77041

713/462-4239

Contact: Jeff Smith

BJ SERVICES REPORTS FOURTH FISCAL QUARTER

EARNINGS OF $0.64 PER DILUTED SHARE

Houston, Texas. October 30, 2007. BJ Services Company (BJS-NYSE, CBOE, PCX) today reported net income of $189.4 million for the fourth fiscal quarter ended September 30, 2007, or $0.64 per diluted share. The quarter's diluted earnings per share increased 12% compared to the $0.57 per diluted share reported in the previous quarter and decreased 16% compared to the $0.76 per diluted share for the fourth quarter of fiscal 2006.

Consolidated revenue in the fourth quarter of fiscal 2007 was $1,279.3 million, an increase of 11% compared to $1,152.5 million in the previous quarter and an increase of 5% compared to $1,216.0 million reported in the prior year's September quarter. Consolidated operating income for the quarter was $286.2 million, an 11% increase compared to $257.8 million in the previous quarter and a 16% decrease compared to $340.0 million reported in the same quarter last year.

During the fourth quarter, debt decreased $36.0 million to $671.0 million and cash and cash equivalents decreased $7.1 million to $58.2 million. Uses of cash during the quarter include capital expenditures of $208.9 million and dividend payments of $14.6 million.

Commenting on the results, Chairman and CEO Bill Stewart said, "Our oilfield service segment performed well during the quarter with record revenue, operating income and operating income margins. As was anticipated, our US/Mexico pressure pumping service revenue was slightly down with operating income margins down about 300 basis points as pricing pressure offset the small activity increase for the quarter. Our Canadian pressure pumping operations recovered nicely from Spring breakup, however the region continued to be depressed from the prior year as had been experienced in the previous quarters of fiscal 2007. Our International pressure pumping operations were mixed with revenue growth experienced in the Middle East, Russia and Latin America operations. The segment experienced a number of unexpected charges to account for restructuring and balance sheet adjustments which resulted in reduced operating income margins for the quarter. These adjustments should be behind us now and we expect margin improvement from our International pressure pumping operations in fiscal 2008.

"For fiscal 2008, we project revenue and margin improvement in all segments of our business except US/Mexico pressure pumping operations where pricing pressure is expected to continue during the year. We are projecting earnings per share for fiscal 2008 to be in the range of $2.35 to $2.45. Earnings per share for the first fiscal quarter are projected to be $0.58 to $0.60."

CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands except per share amounts)
	Three Months Ended
	September 30		June 30
	2007	2006	2007
Revenue	$1,279,313	$1,215,979	$1,152,518
Operating Expenses:
Cost of sales and services	910,623	799,410	812,701
Research and engineering	18,532	16,483	17,146
Marketing	28,083	28,201	27,450
General and administrative	37,521	33,354	35,630
Loss (gain) on long-lived assets	(1,645)	(1,446)	1,764
Total operating expenses	993,114	876,002	894,691
Operating income	286,199	339,977	257,827
Interest expense	(6,470)	(11,762)	(8,994)
Interest income	219	4,569	581
Other (expense), net	(905)	(409)	(1,806)
Income before income taxes	279,043	332,375	247,608
Income taxes	89,693	103,786	79,318
Net income	$189,350	$ 228,589	$168,290

Earnings Per Share:
Basic	$0.65	$0.77	$0.57
Diluted	$0.64	$0.76	$0.57

Weighted Average Shares Outstanding:
Basic	291,630	297,634	293,142
Diluted	294,510	301,251	296,407

Supplemental Data:
Depreciation and amortization	$57,914	$ 46,271	$55,581
Capital expenditures	208,878	136,725	186,315
Debt	671,028	659,968	707,052

	Twelve Months Ended
	September 30
	2007	2006
Revenue	$4,802,409	$4,367,864
Operating Expenses:
Cost of sales and services	3,332,620	2,895,749
Research and engineering	67,536	63,875
Marketing	107,421	103,319
General and administrative	143,992	132,011
Loss on long-lived assets	301	1,174
Total operating expenses	3,651,870	3,196,128
Operating income	1,150,539	1,171,736
Interest expense(2)	(32,731)	(14,558)
Interest income	1,624	14,916
Other (expense), net	(6,584)	(11)
Income before income taxes	1,112,848	1,172,083
Income taxes	359,208	367,473
Net income	$ 753,640	$ 804,610

Earnings Per Share:
Basic	$2.57	$2.55
Diluted	$2.55	$2.52

Weighted Average Shares Outstanding:
Basic	292,757	315,022
Diluted	295,916	318,820

Supplemental Data:
Depreciation and amortization	$ 209,019	$ 166,763
Capital expenditures (1)	752,113	459,974

(1) Includes $47.8 million paid for the buyout of an equipment partnership in the quarter ended March 31, 2007.

(2) In June 2006, the Company completed a public offering of $500 million aggregate principal amount of Senior Notes and had other borrowings of $171.3 million as of September 30, 2007.

Operating Highlights
	Three Months Ended			Twelve Months Ended
	September 30		June 30	September 30
	2007	2006	2007	2007	2006

U.S./Mexico Pressure Pumping Revenue	$641,846	$645,512	$646,719	$2,562,747	$2,353,772
Operating Income	193,285	247,747	215,449	881,631	899,213
Operating Income Margins	30%	38%	33%	34%	38%

Canada Pressure Pumping Revenue	$117,838	$138,426	$35,169	$386,547	$481,380
Operating Income(Loss)	21,886	32,895	(21,610)	32,493	102,094
Operating Income Margins	19%	24%	-61%	8%	21%

International Pressure Pumping Revenue	$295,003	$255,333	$277,314	$1,074,744	$884,670
Operating Income	40,668	46,851	42,643	152,734	138,069
Operating Income Margins	14%	18%	15%	14%	16%

Oilfield Services Group Revenue	$224,626	$176,708	$193,316	$ 778,371	$648,042
Operating Income	52,367	35,956	41,800	163,539	132,420
Operating Income Margins	23%	20%	22%	21%	20%

Corporate Revenue	$ -	$ -	$ -	$ -	$ -
Operating Loss	(22,007)	(23,472)	(20,455)	(79,858)	(100,060)

Year in Review

For the fiscal year ended September 30, 2007, consolidated revenue of $4.8 billion increased 10% from the $4.4 billion generated during fiscal 2006 and earnings per diluted share of $2.55 improved 1% from the $2.52 reported in fiscal 2006.

All of our reporting segments, except Canada Pressure Pumping, contributed to the fiscal 2007 increase in revenue. Revenue from U.S./Mexico Pressure Pumping Services increased 9% from last year as a result of higher activity levels which was somewhat offset by lower pricing for our products and services. During 2007, our International Pressure Pumping Services and Oilfield Services Group's revenue increased 21% and 20%, respectively. International Pressure Pumping revenue growth was from activity increases in all operating regions except Russia, where the divestiture of our work-over rig business contributed to lower revenue year over year. The Oilfield Services Group's revenue growth was due to higher activity levels and international market expansion. Revenue from Canada Pressure Pumping Services declined 20% from fiscal 2006 as drilling activity in the Canadian market remained depressed throughout fiscal 2007.

September Quarter Review

U.S./Mexico Pressure Pumping Services fourth quarter 2007 revenue of $641.8 million was 1% below both the June 2007 quarter (sequential) and the September 2006 quarter (year over year). Customer drilling activity for U.S./Mexico increased 2% from the previous quarter and 5% from the prior year. Operating income margin for the quarter was 30%, down from 33% in the previous quarter and 38% in the September 2006 quarter. Lower pricing for our products and services both sequential and year over year was the primary cause for the decline in revenue and operating income. Increased materials and labor costs also contributed to the year over year operating income decline.

Canada Pressure Pumping Services fourth quarter 2007 revenue of $117.8 million increased 235% from the previous quarter. During the quarter, Canadian drilling activity recovered from its seasonal spring breakup with the average active rig count increasing 150% from the previous quarter. Year over year, revenue decreased 15% with drilling activity 30% lower than the same quarter last year. Operating income margin for Canada increased to 19% from -61% in the previous quarter and decreased from 24% reported in the same quarter last year. The sequential margin increase was due to cost reductions and the recovery from low spring break up activity levels experienced in the prior quarter while the year over year margin decline was due to lower drilling activity and pricing pressures as experienced in the previous quarters of fiscal 2007.

International Pressure Pumping Services fourth quarter 2007 revenue of $295.0 million increased 6% sequentially with average active drilling rigs increasing 1% during the same period. Revenue compared to the same quarter last year increased 16% with average active drilling rigs up 7%. Revenue performance by region was as follows:

Region	Sequential	Year Over Year
Europe/Africa	-13%	-7%
Middle East	19% 19%	24%
Asia Pacific	-6% -6%	33%
Russia	10%	-11%
Latin America	22%	27%

Sequential

Our Latin American and Middle Eastern operations led the sequential revenue improvement for International Pressure Pumping. In Latin America, all markets showed improvement from the previous quarter with Brazil being the largest contributor. The Middle East showed improvement in most markets, with strong performance from our Saudi Arabia and India operations. Our Russian operations also showed improvement from the previous quarter due to increased fracturing activity.

The Europe/Africa revenue decline was the result of lower activity in the U.K. and the Netherlands, and the impact from transferring our stimulation vessel from the U.K. to India in the previous quarter, which was partially offset by higher activity from our Norway and Africa operations. Unfavorable weather conditions and project delays in our Asia Pacific region resulted in a 6% decline in revenue from the record results reported in the previous quarter.

Year Over Year

With the exception of Europe/Africa, which had a decrease in revenue from our North Sea operations, and Russia, which experienced a decline in revenue from the divestiture of our work-over rig business, the remaining regions within International Pressure Pumping had strong double-digit growth year over year. Excluding the impact from the stimulation vessel transfer to India, Europe/Africa revenue would have been consistent with the prior year. Activity increase in Brazil, Argentina and other major markets of Latin America resulted in a 27% increase in revenue from the prior year, while new contracts in Malaysia and Indonesia and market expansion in China contributed to the Asia Pacific increase. Middle East revenue benefited from the start up of the stimulation vessel in India as well as cementing and coiled tubing activity increases in Saudi Arabia, but was slightly offset by non-repeat work in the prior year in Bangladesh and project delays in Kazakhstan.

Operating income margin for international pressure pumping was 14% compared to 15% reported in the previous quarter and 18% reported in last year's September quarter. The sequential decline was the result of unexpected charges and unfavorable business mix in Asia Pacific, partially offset by margin improvement in Latin America. Year over year, the operating income margin decline was due primarily to unexpected charges in the quarter, non-repeat blow out work in Bangladesh during the same quarter last year and lower activity in Kazakhstan.

Oilfield Services Group fourth quarter 2007 revenue of $224.6 million increased 16% sequentially and increased 27% year over year.

Division	Sequential	Year Over Year
Tubular Services	4%	19%
Process & Pipeline Services	38%	52%
Chemical Services	12%	32%
Completion Tools	-9%	23%
Completion Fluids	8%	-12%

Our Process & Pipeline Services business was the most significant contributor to the sequential revenue improvement within the Oilfield Services Group with their Europe/Africa operations providing benefit from a seasonal increase in activity. Chemical Services improvement was activity driven, in addition to the capillary string business acquisition completed late in the previous quarter. Completion Fluids showed improvement from the prior quarter due to increased domestic activity, while revenue from our Completion Tools division was hindered by lower activity and project delays.

Year over year, all of the divisions in the Oilfield Services Group, except Completion Fluids, showed revenue improvement. As with the sequential results, our Process & Pipeline Services business was the most significant contributor to the increase. Process & Pipeline Services completed fiscal 2007 with record revenue results for the division, with our U.K. and U.S. operations contributing greatly to the results. Our Chemical Services operations improvement was from activity increases in addition to the benefit of two capillary string business acquisitions completed earlier in the year. Completion Tools and Tubular Services benefited from increased international activity. The decline in revenue for Completion Fluids is almost entirely due to the shut down of low margin operations in Norway in the prior year.

The Oilfield Services Group operating income margin for the quarter was 23%, up from 22% in the previous quarter and from 20% reported in last year's September quarter.

Consolidated Geographic Highlights

The following table reflects the percentage change in consolidated revenue by geographic area for the September 2007 quarter compared to the June 2007 quarter and the September 2006 quarter. The information presented is based on our combined service and product line offering by geographic region.

Geographic	Sequential	Year Over Year

U.S.	1%	3%
Canada	162%	-13%
Total	12%	0%
Latin America	16%	30%
Europe/Africa	3%	6%
Russia	8%	-10%
Middle East	19%	14%
Asia Pacific	2%	39%
Total	11%	5%

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Any unexpected disclosures of non-GAAP financial measures discussed on the call will be posted on our website as soon as possible after the disclosure.

Conference Call

The Company will hold a conference call following this earnings release. The call will take place at 9:00 a.m. Central Time.

To participate in the conference call, please call 913/981-5543, 10 minutes prior to the conference call start time and give the conference code number 5974489. If you are unable to participate, the conference call will be available for playback three hours after conclusion of the conference call. The playback number is 719/457-0820 and the replay entry code is 5974489. Playback will be available for five days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available following the conference call.

This news release contains forward-looking statements that anticipate future performance such as the Company's prospects, expected revenue, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, potential adverse results from our SEC and DOJ investigations, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)